***FOR IMMEDIATE RELEASE***

INVESTOR CONTACT:

Mr. Guillermo Herrera, President and Chief Executive Officer                                                                      Exhibit 99.1

gherrera@NEOPHARM.COM

847.406.1781

NEOPHARM REPORTS FOURTH-QUARTER AND FULL-YEAR 2006 FINANCIAL RESULTS AND PROVIDES UPDATE ON STATUS OF PRODUCT CANDIDATES

•                  2006 fourth-quarter net loss reduced 20% to $7.7 million vs. prior year quarter

•                  Fourth-quarter cash use reduced 33% to $6.6 million vs. prior year quarter

•                  Company announces late-March FDA meeting to evaluate possible regulatory pathways for CINTREDEKIN BESUDOTOX

•                  Scheduled March 14th conference call postponed pending a scheduled late March meeting with FDA

WAUKEGAN, Illinois — March 13, 2006 — NEOPHARM, Inc. (Nasdaq: NEOL), today announced fourth-quarter 2006 financial results and updated the status of its drug product candidates. Additionally, the Company has decided to defer the previously scheduled March 14th conference call until early April, after a scheduled late March 2006 meeting with the FDA.

For the fourth quarter ended December 31, 2006, NEOPHARM reported a net loss of $7.7 million, or $0.28 per basic and diluted share, as compared to $9.7 million, or $0.41 per share, for the 2005 period, a $1.9 million, or 20%, reduction.  The lower fourth-quarter 2006 net loss resulted primarily from recent cost rationalization initiatives, the late 2005 completion of enrollment in the CINTREDEKIN BESUDOTOX Phase 3 PRECISE trial and the timing of manufacturing scale-up activities partially offset by $0.2 million in costs related to the December 2006 work force reduction.  Net cash used in the 2006 fourth quarter was $6.6 million compared to $9.8 million in the prior year quarter, a 33% reduction.

The net loss for the year ended December 31, 2006 was $33.2 million, or $1.20 per basic and diluted share, down from $38.7 million, or $1.64 per share, in 2005.  Research and development expense fell $10.6 million in 2006 due primarily to the completion of enrollment of the PRECISE trial in December 2005 and cost rationalization efforts.  Selling, general and administrative expenses increased $2.7 million in 2006 as we scaled up infrastructure in anticipation of possible future commercialization of CINTREDEKIN BESUDOTOX, our lead drug product candidate targeting glioblastoma multiforme.  Fiscal 2006 included $2.0 million in costs resulting from cost rationalization and facility consolidation efforts partially offset by a $1.6 million benefit resulting from the impact of our lower stock price on derivative stock-based financial instruments while the prior year period included a $2.5 million benefit resulting from receipt of a note receivable previously deemed impaired.

As of December 31, 2006, the Company had cash and short-term investments on hand of $38.6 million as compared to $30.3 million as of December 31, 2005.  The Company believes that cash and short-term investments currently on hand are sufficient to fund expected levels of activity into 2008.

In December 2006, the Company announced that the Phase 3 PRECISE Clinical trial of CINTREDEKIN BESUDOTOX in the treatment of glioblastoma multiforme did not meet the primary endpoint at 215 deaths, which was a statistically significant difference, or separation, in the overall survival curves versus the Gliadel Wafer®, or Gliadel.

Since the announcement of the PRECISE trial results, the Company and our Scientific Advisory Board have been working to develop a potential regulatory path forward based on the totality of the clinical data which we currently plan to review with the FDA in late March 2007.  There can be no assurance, however, that the FDA will indicate, at that time or at any time, that there is a potential regulatory path for CINTREDEKIN BESUDOTOX’ use as a treatment for glioblastoma multiforme, that there is a current unmet medical need for CINTREDEKIN BESUDOTOX, that the FDA would approve a Biologics License Application, or BLA, if one were eventually to be filed, or that the FDA will not require additional data or testing which would preclude advancement of CINTREDEKIN BESUDOTOX.

Additionally, the Company indicated that it expects an interim analysis of data from a LE-SN38 Phase 2 clinical trial in second-line metastatic colorectal cancer patients being conducted by the Colorectal and Leukemia Group B (CALGB) in the second quarter of 2007.  LE-SN38 is a liposomal formulation of SN-38; the active metabolite of irinotecan, or Pfizer’s Camptosar®, a chemotherapeutic pro-drug used in the treatment of first- and second-line colorectal cancer.

Finally, with respect to its liposomal paclitaxel product LEP-ETU, the Company noted that it is in ongoing discussion with the FDA on clinical and regulatory plans for LEP-ETU.

“Following the PRECISE trial results, we and our advisors have worked diligently to develop a potential regulatory path forward for CINTREDEKIN BESUDOTOX.  We look forward to our discussion with the FDA in late March,” said Guillermo A. Herrera, President and CEO of NEOPHARM.  “We appreciate the patience of our stakeholders as we complete the detailed assessment of this large trial and evaluate the strategic options available to us.”

About NEOPHARM, Inc.

NEOPHARM, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  Additional information, including ongoing clinical trials, can be obtained by visiting NEOPHARM’s Web site at www.neopharm.com.

Forward Looking Statements — This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, the Company’s ability to make a BLA submission for CINTREDEKIN BESUDOTOX, the initiation, progress and outcomes of clinical trials of the Company’s drug product candidates, including, but not limited to, the PRECISE trial, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds including, but not limited to the Company’s ability to develop a program for commercializing CINTREDEKIN BESUDOTOX and the liposomal technology drug product candidates including, but not limited to, LEP-ETU, uncertainty regarding the outcomes of ongoing or proposed FDA studies, uncertainty regarding the availability of third party production capacity, the Company’s financial guidance and projections, the Company’s ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, CINTREDEKIN BESUDOTOX and the liposomal technology drug product candidates, that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, CINTREDEKIN BESUDOTOX and the liposomal technology drug product candidates, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release, and in the Company’s most recent quarterly report on Form 10-Q. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Collaboration revenue	$—	$—	$—	$500,000
Product revenue	—	8,000	11,000	43,000
Total revenue	—	8,000	11,000	543,000

Expenses:
Cost of product revenue	—	—	1,000	2,000
Research and development	4,999,000	7,278,000	21,199,000	31,851,000
Selling, general, and administrative	3,328,000	2,748,000	14,136,000	11,421,000
Change in fair value of derivative
financial instruments	(282,000)	—	(1,551,000)	—
2006 Reorganization costs	235,000	—	1,961,000	—
Recovery of note receivable	—	—	—	(2,500,000)
Total expenses	8,280,000	10,026,000	35,746,000	40,774,000
Loss from operations	(8,280,000)	(10,018,000)	(35,735,000)	(40,231,000)

Interest income	546,000	348,000	2,527,000	1,506,000
Net loss	$(7,734,000)	$(9,670,000)	$(33,208,000)	$(38,725,000)
Net loss per share —
Basic and diluted	$(0.28)	$(0.41)	$(1.20)	$(1.64)
Weighted average shares outstanding —
Basic and diluted	28,067,379	23,731,870	27,782,074	23,601,643

Balance Sheet Data:

(Unaudited)

	December 31,
	2006	2005

Cash, cash equivalents and
short-term investments	$38,587,000	$30,262,000
Total assets	$40,689,000	$33,370,000
Current liabilities	$9,577,000	$9,389,000
Accumulated deficit	$(261,233,000)	$(228,025,000)
Total stockholders equity	$28,871,000	$21,945,000